UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                  (RULE14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   |X|

Filed by a Party other than the Registrant  | |

Check the appropriate box:

| |   Preliminary Proxy Statement

| |   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
| |   Definitive Proxy Statement
| |   Definitive Additional Materials
|X|   Soliciting Material Pursuant to Rule 14a-12

                           TROY FINANCIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

| |   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

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      2) Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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|_| Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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         4) Date Filed:

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FOR IMMEDIATE RELEASE
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Date:             August 11, 2003
Contacts:         First Niagara
                  -------------
                  Leslie G. Garrity
                  AVP- Public Relations & Corporate Communications
                  (716) 625-7528


                  Troy Financial
                  --------------
                  Michael Mahar
                  Senior Vice President
                  (518) 270-4949

    FIRST NIAGARA FINANCIAL GROUP, INC. TO ACQUIRE TROY FINANCIAL CORPORATION
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              First Niagara to Expand into New York Capital Region;
    Transaction Expected to be 14% Accretive to First Niagara's 2004 E.P.S.

LOCKPORT, NY and TROY, NY -- The Boards of Directors of First Niagara Financial
Group, Inc. (NASDAQ: FNFG) and Troy Financial Corporation (NASDAQ: TRYF) jointly announced today that they have signed a definitive Merger Agreement under which Troy Financial Corporation will merge into First Niagara. Headquartered in Troy,
New York, Troy Financial Corporation is the holding company for The Troy Savings
Bank and The Troy Commercial Bank.

Upon completion of the transaction, First Niagara will serve customers through a combined network of 67 branches in 19 counties throughout New York State. The company will have total assets of approximately $4.9 billion.

Under the terms of the Agreement, First Niagara Financial Group, Inc. will pay
$35.50 per share for each of the 9,394,510 outstanding shares of Troy Financial
Corporation common stock. The purchase price represents 212% of Troy Financial
Corporation's book value as of June 30, 2003, 20.6 times 2004 estimated earnings and 15.1 times 2004 estimated earnings including anticipated after tax expense savings. The purchase price represents a premium of approximately 23% over Troy's closing stock price on August 8, 2003. 57% of the consideration will be in First Niagara stock and 43% will be in cash.

                                     -more-


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FNFG/TRYF

Page 2

Including the cash-out value of outstanding Troy Financial options, the aggregate purchase price for Troy Financial Corporation will be approximately
$356.6 million. The acquisition is anticipated to be accretive to First
Niagara's estimated 2004 earnings per share by approximately 14% based on anticipated cost savings of approximately $10.7 million pre-tax. It is expected that the acquisition will be completed in late fourth quarter 2003 or early
2004.

In announcing the transaction, William E. Swan, chairman, president and CEO of First Niagara Financial Group, Inc. and First Niagara Bank said, "This transaction is a significant milestone in the strategic development of First
Niagara. We are expanding our network further east into the markets of New
York's Capital Region. This is consistent with our growth strategy, which is to expand into new and attractive markets. Our shareholders will benefit from the acquisition, as earnings growth will be enhanced by this transaction. Troy
Financial is a company with excellent asset quality and a loan and deposit mix that fits with our balance sheet objectives. Customers will benefit from the expanded range of consumer, commercial and municipal products and services of the combined entity. We see this transaction as an excellent use of the capital that we raised in our second step stock offering.

"Troy Financial is a community bank that has had tremendous success built on a solid foundation of customer and community commitment. We look forward to Troy
Financial becoming part of our company."

Chairman, President and CEO of Troy Financial Corporation, Daniel J. Hogarty,
Jr., will join First Niagara Financial Group's board of directors as Vice
Chairman. Commenting on the agreement, Hogarty said, "This transaction represents excellent value for Troy Financial's shareholders. Troy Financial has served the Troy community and the Capital Region with dedication and pride for 180 years. I am pleased to say that we have found in First Niagara a partner who shares our passion for outstanding customer and community service. We look forward to joining First Niagara and working together."

                                     -more-


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FNFG/TRYF

Page 3

First Niagara and Troy Financial have identified cost efficiencies within this acquisition, and some management, support and administrative positions held by Troy Financial Corporation staff will be eliminated. Those displaced will be offered severance, opportunities to post for positions within First Niagara for which they are qualified, and outplacement assistance.

The transaction expands First Niagara's market presence in eight counties that it does not currently operate in including Albany, Washington, Warren, Saratoga, Schenectady and Schoharie. Based on current market shares, the transaction also gives First Niagara the number one deposit market share in Rensselaer County
(22.9%) and the number two share in Greene County (24.1%).

The acquisition, which has been unanimously approved by the boards of directors of First Niagara and Troy Financial, is subject to the approval of Troy
Financial Corporation's stockholders and the approval of bank regulatory authorities, as well as other customary conditions. The Merger Agreement provides for breakup fees if the Agreement is terminated under certain circumstances. After completion of the transaction, The Troy Savings Bank will be merged into First Niagara Bank, while The Troy Commercial Bank will operate as First Niagara Commercial Bank, a subsidiary of First Niagara Bank.

First Niagara was advised by the investment banking firm of Ryan Beck & Co. and the law firm of Luse, Gorman, Pomerenk & Schick. Troy Financial was advised by the investment banking firm of Keefe, Bruyette & Woods and the law firm of Hogan
& Hartson.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First
Niagara Bank, has assets of $3.6 billion and deposits of $2.4 billion. First
Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 46 banking centers, a loan production office, several financial services subsidiaries and 80 ATMs throughout upstate New York. First Niagara's range of products includes personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance and investment advisory services.

                                     -more-


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FNFG/TRYF

Page 4

Troy Financial Corporation is the bank holding company of The Troy Savings Bank and The Troy Commercial Bank and is headquartered in Troy, NY. Founded in 1823,
Troy Savings is the oldest chartered savings bank in New York. The bank has 21 offices, 22 ATMs and is a full-service financial services organization offering a wide variety of business and consumer banking products and services. As of June 30, 2003, Troy Financial had assets of $1.2 billion, deposits of $925.4 million and equity of $154.6 million.

CONFERENCE CALL - First Niagara will be hosting a conference call concerning the acquisition announcement will be held at 10 a.m. Eastern Standard Time on Monday, August 11, 2003. Interested shareholders, investors and analysts should call (800) 946-0719 and use the Code 321728 to participate. Participants can call as early as 9:45 a.m. and a replay will be available for seven days following the call at (888) 203-1112. A copy of an investor handout will be available on our website at www.fnfg.com.

FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements about the proposed merger of First Niagara Financial Group, Inc. and Troy Financial Corporation. These include statements regarding the anticipated consummation date of the transaction, anticipated cost savings and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."
Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings or in achieving such savings within the expected time frame, difficulties in integrating First Niagara Financial Group, Inc. and Troy
Financial Corporation, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which First Niagara
Financial Group, Inc. and Troy Financial Corporation are engaged and changes in the securities markets.

This press release does not constitute an offer of securities. The proposed transaction will be submitted to Troy Financial Corporation's stockholders for their consideration. Troy Financial Corporation will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC.
Stockholders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement as well as other filings containing information about First Niagara Financial Group and Troy
Financial Corporation, at the SEC's Internet site (www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can be obtained, without charge, by directing a request to First Niagara Financial Group, Investor Relations, Christopher J. Thome, P.O.
Box 514, Lockport, NY 14095-0514. (716) 625-7645 or to Troy Financial
Corporation, Investor Relations, David DeLuca, 433 River Street, Troy, NY 12180,
(518) 270-3206.

                                     -more-


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FNFG/TRYF

Page 5

Troy Financial Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Troy Financial Corporation in connection with the merger. Information about the directors and executive officers of Troy Financial Corporation and their ownership of Troy Financial Corporation common stock is set forth in the proxy statement, dated January 14, 2003, for Troy Financial Corporation 's 2003 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.


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

OFFICER CONTACTS
----------------
William E. Swan.............................     Chairman, President and CEO
Paul J. Kolkmeyer...........................     Executive Vice President, COO and CFO
Christopher J. Thome........................     Reporting and Investor Relations Manager
                                                 (716) 625-7645
                                                 chris.thome@fnfg.com
                                                 --------------------

Leslie G. Garrity...........................     Public Relations and Corporate Communications Manager
                                                 (716) 625-7528
                                                 leslie.garrity@fnfg.com
                                                 -----------------------

CORPORATE INFORMATION
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First Niagara Financial Group, Inc.              Transfer Agent and Registrar
6950 South Transit Road                          Mellon Investor Services, LLC
P.O. Box 514                                     P.O. Box 3315
Lockport, New York 14095-0514                    South Hackensack, NJ 07606
Telephone (800) 201-6621                         Telephone (800) 851-9677
www.fnfg.com                                     www.melloninvestor.com
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